EXHIBIT 3(a)

CERTIFICATE OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
OF VISUAL DATA CORPORATION

     Pursuant to Sections 607.1003 and 607.1006 of the Florida Business Corporations Act, the undersigned, being the President of Visual Data Corporation a corporation organized and existing under the laws of the State of Florida (the “Corporation”) and bearing document number P93000035279, does hereby certify that the following resolutions were adopted by the Corporation’s Board of Directors and its shareholders as hereinafter described:

     WHEREAS, the Corporation currently is authorized to issued up to 75,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share.

     WHEREAS, the Corporation currently has issued and outstanding 37,014,114 shares of common stock.

     NOW, THEREFORE, BE IT RESOLVED, that the Corporation shall reverse split its common stock on a ratio of one for fifteen by decreasing the number its issued and outstanding shares of its common stock held by its stockholders of record on June 20, 2003 from 37,014,114 shares to approximately 2,467,608 shares, subject to rounding as hereinafter set forth; and be it

     FURTHER RESOLVED, that the foregoing reverse stock split shall not effect the par value of the Corporation’s common stock, which such par value shall remain $0.0001 per share; and be it

     FURTHER RESOLVED, that the foregoing reverse stock split shall not effect the number of authorized shares of the Corporation’s common stock, which such number shall remain at 75,000,000 shares; and be it

     FURTHER RESOLVED, that the effective date of the actions herein adopted shall be June 24, 2003; and be it

     FURTHER RESOLVED, that no cash will be paid or distributed as a result of the aforedescribed reverse stock split of the Corporation’s common stock, and no fractional shares will be issued. All fractional shares which would otherwise be required to be issued as a result of the stock split will be rounded up to the nearest whole share.

     The Board of Directors of the Corporation adopted the foregoing resolutions on June 20, 2003 and recommended that these resolutions be adopted by the Corporation’s shareholders. On June 20, 2003 at a meeting of the Corporation’s shareholders at which the number of votes cast FOR the foregoing actions were sufficient for approval pursuant to the provisions of Section 607.0725 of the Florida Business Corporations Act, the herein contained resolutions were adopted by the Corporation’s shareholders pursuant to the provisions of Section 607.10025 of the Florida Business Corporations Act.

     IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed this Certificate of Amendment to the Corporation’s Articles of Incorporation as of June 20, 2003.

VISUAL DATA CORPORATION

By: /s/ Randy S. Selman

Randy S. Selman, President